Exhibit 23.1

802 N Washington

Spokane, WA  99201

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1, as amended, (File No. 333220995) and the Registration Statement on Form S8 (pertaining to the Amended and Restated 2017 Equity Incentive Plan) of our audit report dated July 16, 2018, relating to the consolidated financial statements of IronClad Encryption Corporation, appearing in this Transition Report on Form 10KT, for the periods ended March 31, 2018, December 31, 2017, and December 31, 2016.  Our report dated, July 16, 2018, with respect to those financial statements includes an emphasis of matter paragraph relating to the uncertainty of IronClad Encryption Corporation’s ability to continue as a going concern.

Fruci & Associates II, PLLC

Spokane, Washington

July 16, 2018